March 7, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (248) 312-6833

Mr. Paul D. Borja
Chief Financial Officer
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098-2639

Re: 	Flagstar Bancorp, Inc.
	Form 10-K filed March 23, 2005
          	File No. 001-16577

Dear Mr. Borja:
      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


						Sincerely,



						Kevin W. Vaughn
						Accounting Branch Chief

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Mr. Kent G. Townsend
Capitol Federal Financial
January 11, 2006
Page 1